Exhibit 10.5

RESIDUAL LICENSE AGREEMENT

dated as of February 21, 2008

between

AZITHROMYCIN ROYALTY SUB LLC

and

INSITE VISION INCORPORATED

RESIDUAL LICENSE AGREEMENT

This Residual License Agreement (this “Residual License Agreement”), dated as of February 21, 2008 (the “Execution Date”), is between AZITHROMYCIN ROYALTY SUB LLC, a Delaware limited liability company (the “Issuer”), and INSITE VISION INCORPORATED, a Delaware corporation (the “Parent”).

W I T N E S S E T H :

WHEREAS, the Parent owns or controls certain intellectual property rights that have been exclusively and non-exclusively licensed to Inspire pursuant to the Counterparty License Agreement for the development and commercialization of Subject Products in the Field in the Territory;

WHEREAS, upon a partial or entire termination of the Counterparty License Agreement, such rights will partially or entirely revert back to the Parent subject to the terms and conditions of the Counterparty License Agreement;

WHEREAS, the Parent and the Issuer have entered into the Purchase and Sale Agreement, pursuant to which the Parent has agreed to execute and deliver this Residual License Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.1 Rules of Construction and Defined Terms. The rules of construction set forth in Annex A shall apply to this Residual License Agreement and are hereby incorporated by reference into this Residual License Agreement as if set forth fully in this Residual License Agreement. Capitalized terms used but not otherwise defined in this Residual License Agreement shall have the respective meanings given to such terms in Annex A, which is hereby incorporated by reference into this Residual License Agreement as if set forth fully in this Residual License Agreement.

Section 1.2 Pfizer Patent Rights. Each of the Parent and the Issuer acknowledges and agrees that the Residual License does not initially, and may not in the future, include any rights to the Pfizer Patent Rights. After the Execution Date, the Parent shall use commercially reasonable efforts to obtain Pfizer’s written consent pursuant to the Pfizer License Agreement to grant the Issuer a sublicense described in Section 2.2(e). The Issuer understands and agrees that such consent may not be obtained despite the Parent’s commercially reasonable efforts. If the Parent is able to obtain such consent and the License Effective Date occurs, then the Pfizer Patent Rights shall be automatically sublicensed to the Issuer as of the License Effective Date (or such other date as provided in such consent) under the terms and conditions of Section 2.2(e) (or such other terms as provided in such consent); provided, that (a) such sublicense will be of no greater scope than the rights and licenses granted to the Parent under the Pfizer Patent Rights pursuant to the Pfizer License Agreement, or as otherwise provided in such consent, and (b) such sublicense shall be subject to the applicable terms and conditions of the Pfizer License Agreement and such consent. If the Parent is not able to obtain such consent pursuant to this Section 1.2 and the Issuer sublicenses the Residual License to any Person other than Parent without such sublicense under the Pfizer Patent Rights, the Issuer shall indemnify, and cause such Person to indemnify, the Parent for any liability that the Parent may have to Pfizer for commercialization of the Subject Products.

ARTICLE II
RESIDUAL LICENSE MATTERS

Section 2.1 Effectiveness. Each of the Issuer and the Parent acknowledges and agrees that the Residual License shall only become effective if and only if the Counterparty License Agreement partially or entirely terminates under the terms thereof and the Reverted IP reverts back to the Parent in respect of such partial or entire termination for the Terminated Territory prior to the earliest of the events described in the definition of the Expiration Date. Subject to the foregoing, the Residual License shall become automatically effective upon such termination for the Terminated Territory with no further action by either the Parent or the Issuer (the “License Effective Date”). The Issuer understands and agrees that the Residual License shall be at all times subject to any Surviving Rights. The Issuer understands and agrees that the Parent may only grant rights under the Reverted IP after the reversion of such rights back to the Parent under the terms and conditions of the Counterparty License Agreement and that no rights of Inspire may be granted by the Parent.

Section 2.2 Residual License Grant. Upon the License Effective Date and subject to the terms and conditions of this Residual License Agreement, the Parent automatically grants to the Issuer the following licenses during the License Term (collectively, the “Residual License”):

(a) an exclusive license, under the AzaSite Patent Rights and the Licensed Know-How (excluding any Formulation Know-How), with the right to grant sublicenses, to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Subject Products in the Field in the Terminated Territory;

(b) a non-exclusive license, under the DuraSite Patent Rights, the Container Patent Rights and the Formulation Know-How, with the right to grant sublicenses, to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Subject Products in the Field in the Terminated Territory;

(c) an exclusive license, with the right to grant sublicenses, to use the AzaSite Trademark and Licensed Domain Names in connection with the marketing, commercialization and sale of Subject Products in the Field in the Terminated Territory;

(d) a non-exclusive license, with the right to grant sublicenses, to use the DuraSite Trademark in connection with the marketing, commercialization and sale of Subject Products in the Field in the Terminated Territory; and

(e) if and only if Pfizer grants its written consent under the terms and conditions of Section 1.2 and only to the extent no greater in scope than the rights and licenses granted to the Parent for the Pfizer Patent Rights pursuant to the Pfizer License Agreement (or as otherwise provided in the consent from Pfizer as provided under Section 1.2), an exclusive sublicense, with the right to grant sublicenses, to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Subject Products in the Field in the Terminated Territory.

Section 2.3 Interim Sublicense to the Parent.

(a) Upon the License Effective Date and subject to the terms and conditions of this Residual License Agreement, the Issuer grants the Parent, under the terms and conditions of this Section 2.3, all the rights licensed to the Issuer under the Residual License without any retained rights (“Interim Sublicense”) for a three month period after the License Effective Date, or such longer period as requested by the Parent and consented to in writing by the Issuer and the Trustee in accordance with Section 9.6 (“Interim Period”); provided that the terms of any such sub-sublicense shall not be inconsistent with the terms of this Residual License Agreement.

(b) Except as the Issuer otherwise expressly agrees in writing, the Interim Sublicense shall terminate, automatically and without further action by either the Parent or the Issuer if, at the end of the Interim Period or at any time thereafter, (a) the Parent is not actively engaged in commercially reasonable efforts to commercialize in the Field any Subject Product being commercialized by Inspire in the Terminated Territory immediately prior to the applicable Termination Date for such Terminated Territory or (b) the Parent is not a party to a definitive sub-sublicense agreement with a third party designated by the Parent (x) where the Parent used commercially reasonable efforts to procure commercially reasonable royalties and other payments as consideration for such sub-license and (y) that includes an obligation by such third party as sub-sublicensee to use commercially reasonable efforts to commercialize in the Field any Subject Product being commercialized by Inspire in the Terminated Territory immediately prior to the applicable Termination Date for such Terminated Territory (the “Parent Sublicense”). The Interim Sublicense will continue for the License Term for as long as the Parent performs either of the foregoing; provided that the Parent is not obligated to perform either of the foregoing. The Issuer shall not exercise the Residual License or grant any rights thereunder until the termination of the Interim Sublicense as provided herein.

Section 2.4 Sublicenses by the Issuer. If the Interim Sublicense terminates in accordance with Section 2.3, the Issuer may grant a sublicense under the Residual License during the License Term subject to this Section 2.4. In any such sublicense, the Issuer shall use commercially reasonable efforts to procure commercially reasonable royalties and other payments for the commercialization of the Subject Products under the Residual License and any such sublicense shall (i) be solely within the scope of the Residual License; (ii) be in writing and contain provisions that are not inconsistent with this Residual License Agreement and (iii) contain other customary provisions as protective of the Reverted IP as customary in the industry in an arm’s length transaction of this nature, including appropriate indemnity and other risk allocation coverage in favor of the Parent. The Issuer shall furnish to the Parent a complete copy (including any annexes, appendices, exhibits or schedules thereto) of any sublicense granted by the Issuer to any Person under the Residual License (other than the Interim Sublicense) within five Business Days of the effective date of such sublicense. Except as the parties otherwise expressly agree in writing, any sublicense granted by the Issuer under this Section 2.4 shall (A) be subject and subordinate to the terms of this Residual License Agreement and (B) provide that the sublicense will be assignable to the Parent at the end of the License Term under the same terms and the Parent shall accept such assignment as a direct license between the Parent and the sublicensee (provided that the Parent shall not be required to assume any liability incurred by the Issuer under such sublicense prior to that time). Each such sublicense granted by the Issuer under this Section 2.4 shall be herein referred to as the “Issuer Sublicense”.

Section 2.5 Reservation of Rights. Except as the Parent otherwise expressly agrees in writing and subject to Article VII, the Residual License shall terminate at the end of the License Term, and all rights to the Reverted IP shall then revert back to the Parent automatically and without further action by either the Parent or the Issuer. The Parent does not grant to the Issuer any technology or intellectual property rights of the Parent other than as expressly granted under this Residual License Agreement, whether by implication, estoppel or otherwise. Without limiting the foregoing, (a) the licenses and rights granted to the Issuer under this Residual License Agreement shall not include a right to offer for sale, sell or have sold Subject Products, and the Issuer expressly covenants that it shall not sell any Subject Products, in the Terminated Territory in circumstances in which the Issuer knows or reasonably should know such Subject Products will be distributed or sold outside the Terminated Territory, (b) the Parent shall retain the rights under the Reverted IP and the Pfizer Patent Rights (if granted under the terms of Section 1.2) to develop, have developed, make, have made, use and have used Subject Products in the Field in the Territory solely for the purposes of distribution, sale or other commercial pursuit of Subject Products outside the Territory, (c) the Parent shall retain the exclusive rights to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Subject Products outside the Field and/or outside the Territory and (d) the Parent retains all rights to pursue any of its reserved interests under the Counterparty License Agreement.

ARTICLE III
PAYMENTS

Section 3.1 Payment of Royalties. The consideration for the Residual License consists of the amounts paid by the Issuer to the Parent pursuant to the Purchase and Sale Agreement, and no further royalty payments are due from the Issuer to the Parent for the Residual License.

(a) Interim Sublicense. The Issuer acknowledges and agrees that any royalties and other payments described in (i) and (ii) below (“License Royalties”) will be considered Replacement Royalty Payments and shall be deposited in the Collection Account when paid by the Parent to the Issuer as provided below.

(i) In the event that the Parent directly commercializes under the Interim Sublicense, the Parent will pay the Issuer only the royalties or any other payments received by the Parent in such commercialization efforts equal to the amount of royalties and other payments that would have been payable by Inspire in each such Terminated Territory, at the time such amounts would have been payable, net of all deductions and adjustments as if the Counterparty License Agreement (as of the Termination Date) were still in effect and such commercialization was effected by Inspire as if the Subject Products were Inspire Licensed Products (as defined in the Counterparty License Agreement).

(ii) In any sublicense under the Interim Sublicense, the Parent will use commercially reasonable efforts to procure commercially reasonable royalties and other payments for the commercialization of the Subject Products under such sublicense, provided that the Issuer understands and agrees that such royalties and other payments may not be equivalent to the royalties and other payments due from Inspire to the Parent under the Counterparty License Agreement had such agreement not terminated in the Terminated Territory. The Parent will pay the Issuer any and all royalties and any other payments received by the Parent from such sublicense under the terms of such sublicense.

(b) Other than Interim Sublicense. The Issuer shall deposit, or shall cause to be deposited, in the Collection Account any and all royalties and other payments arising from the exercise of the Residual License after the termination of the Interim Sublicense, whether received by the Issuer in its own direct commercialization efforts or received by the Issuer from its sublicensees under the terms of the agreements with such sublicensees (“Issuer Royalties”).

Section 3.2 Pfizer and Other Royalties. For as long as the Issuer receives the License Royalties or the Issuer Royalties as provided under this Residual License Agreement, regardless of the party commercializing under the terms of this Residual License Agreement, the Issuer shall pay, or cause to be paid, either to the Parent for the Parent to pay the applicable third party or directly to the applicable third party, any royalties or other payments that may be due from the Parent to Pfizer and any other third parties for any commercialization of the Subject Products within the timeframes required by the Pfizer License Agreement and the agreements with such third parties, but in no event shall such royalties exceed, in the aggregate, 3.5% of Net Sales (as defined in the Counterparty License Agreement) for the applicable payment period.

ARTICLE IV
BOOKS AND RECORDS

Section 4.1 Reports. For as long as there are License Royalties, the Parent shall provide to the Issuer, within 25 days after the end of each calendar quarter, a report setting forth for such calendar quarter the following information for each Subject Product: (a) net sales of such Subject Product by the Parent or its sublicensees on a country-by-country basis; (b) License Royalties due for such net sales; and (c) a description of how the License Royalties are calculated. For as long as there are Issuer Royalties during the License Term, the Issuer shall provide to the Parent, within 25 days after the end of each calendar quarter, a report setting forth for such calendar quarter the following information for each Subject Product: (a) net sales of such Subject Product by the Issuer or its sublicensees on a country-by-country basis; (b) Issuer Royalties paid to the Issuer for such net sales; and (c) a description of how the Issuer Royalties are calculated.

Section 4.2 Books and Records. Each party shall keep and maintain, or shall cause to be kept and maintained, and shall require any sublicensee to keep and maintain, complete and accurate records and books of account in sufficient detail and form so as to enable determination and verification of any License Royalties or Issuer Royalties. Such records and books of account shall be maintained for a period of no less than two years following the calendar quarter to which they pertain. Each party shall permit such records and books of account to be examined by the other party or the other party’s duly appointed agent to the extent necessary for the other party to verify the amount of any License Royalties or Issuer Royalties payable hereunder. Such examination shall be at the expense of the examining party, during normal business hours, and upon ten days’ prior written notice to the other party.

ARTICLE V
REVERTED IP

Section 5.1 Reverted IP. To the extent owned or controlled by the Parent, any and all Reverted IP (including any inventions arising or resulting hereunder) shall remain the sole property of the Parent. Any Taxes, annuities, working fees, maintenance fees, renewal charges, extension charges or other fees or payments that are due during the License Term with respect to the prosecution or maintenance of any patents or patent applications (or reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part or divisions thereof or thereto or any additional protection certificate granted with respect thereto) in respect of any Reverted IP (other than due to their use or practice) shall be paid by the Parent. During the License Term, if a reissue, reexamination, interference, opposition or other proceeding before any Governmental Authority is initiated relating to any rights exclusively licensed under the Residual License, the Parent shall provide to the Issuer, to the extent it is able without any additional consent and without any adverse impact on the Parent, for its reasonable review and comment prior to filing or other submission, copies of all substantive legal documents (including any patent applications) relating to such proceeding that are owned or controlled by the Parent. The Issuer shall provide any comments within 30 days of receipt thereof (or such shorter time as may be appropriate in the circumstances), but such comments shall be advisory in nature and not binding on the Parent. Upon the Issuer’s written request, the Parent shall provide to the Issuer copies of all such documents as filed or otherwise submitted, to the extent it is able without any additional consent and without any adverse impact on the Parent.

ARTICLE VI
INFRINGEMENT AND LITIGATION

Section 6.1 Infringement and Litigation. During the License Term, each party hereto shall promptly notify the other party hereto in writing if such party hereto reasonably believes that a third party is engaging in one or more activities that infringes one or more claims of the Reverted IP in the Field in the applicable Terminated Territory. During the License Term, the Parent at its own expense shall have the first right, but not the obligation, to bring and prosecute to conclusion (or otherwise settle) any legal action for infringement of the Reverted IP in the applicable Terminated Territory or to defend any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference (and the Issuer shall have the right to do the foregoing with respect to any rights exclusively owned by the Parent and exclusively licensed to the Issuer under the Residual License at its own expense if the Parent has not taken commercially reasonable steps to do so within 90 days of the notice referred to above). Any recovery or proceeds of settlement or judgment in any action brought or defended by the Parent under this Section 6.1 shall be equitably allocated between the Parent and the Issuer.

ARTICLE VII
TERM AND TERMINATION

Section 7.1 Term and Termination. This Residual License Agreement shall be a legally binding agreement between the parties hereto as of the Execution Date and shall terminate without further notice on the Expiration Date, unless terminated earlier as provided in Section 7.2.

Section 7.2 Material Breach. Upon a material breach of this Residual License Agreement by either party hereto, the other party hereto may provide written notice to the breaching party specifying the material breach. If the breaching party fails to cure such material breach during the 90-day period following the date on which the breach notice is provided, then this Residual License Agreement will terminate at the end of such 90-day period without any further notice.

Section 7.3 Effect of Termination.

(a) Upon termination of this Residual License Agreement as provided above, the Residual License shall immediately terminate and all rights granted hereunder shall immediately revert back to the Parent; provided that the Parent will accept the assignment of any then outstanding Issuer Sublicense under the same terms as a direct license between the Parent and the sublicensee pursuant to Section 2.4 (provided that the Parent shall not be required to assume any liability incurred by the Issuer under any Issuer Sublicense prior to that time).

(b) Termination of this Residual License Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination. Upon termination of this Residual License Agreement, all rights and obligations under this Residual License Agreement shall terminate as of the effective date of termination and be of no further force and effect except as provided in this Section 7.3. The following provisions shall survive the termination in accordance with their terms: Section 2.5; Article IV; Section 8.1; Section 8.2; Section 9.1; Section 9.4; Section 9.10; Section 9.11; Section 9.12; Section 9.13; and Section 9.14. The rights provided in this Article VII shall be in addition and without prejudice to any other rights that the parties hereto may have with respect to any breach or violation of the provisions of this Residual License Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Indemnification by the Parent. Without limiting any other rights that the Issuer may have hereunder or under Applicable Law, the Parent hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or as a result of any third party claims resulting from a material and uncured failure of the Parent to perform its obligations under this Residual License Agreement; provided, however, that the foregoing shall exclude any indemnification to any Indemnified Party (a) resulting from gross negligence, willful misconduct, fraud or acts of bad faith on the part of such Indemnified Party if the Indemnified Party was not an Affiliate of the Parent at such time, (b) subject to Section 9.11, for normal and customary expenses incurred in the ordinary course of business in the administration of this Residual License Agreement and (c) for any special, indirect, consequential or punitive damages.

Section 8.2 Indemnification by the Issuer. Without limiting any other rights that the Parent may have hereunder or under Applicable Law, the Issuer hereby agrees to indemnify the Parent, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by the Parent arising out of or as a result of (i) any material and uncured failure of the Issuer or its sublicensees to perform its obligations under this Residual License Agreement, including any breach of the Residual License, or (ii) arising out of claims of any nature asserted against the Parent relating to the Issuer’s or its sublicensees’ exercise of the Residual License; provided, however, that the foregoing shall exclude any indemnification to the Parent (a) resulting from gross negligence, willful misconduct, fraud or acts of bad faith on the part of the Parent, (b) subject to Section 9.11, for normal and customary expenses incurred in the ordinary course of business in the administration of this Residual License Agreement and (c) for any special, indirect, consequential or punitive damages.

Section 8.3 Insurance. During the License Term after the termination of the Interim Sublicense as provided in Section 2.3, the Issuer agrees to obtain and maintain, or cause its sublicensee to obtain or maintain, commercial general liability insurance, including clinical trials and products liability insurance, with reputable and financially secure insurance carriers, in such amounts and subject to such deductibles as are reasonable and customary in the pharmaceutical industry for companies or comparable size and activities. The Issuer shall maintain, or cause to be maintained, such insurance for so long as Subject Products in Terminated Territory continue to be developed, manufactured or sold and thereafter for so long as is necessary to cover any and all third party claims that may arise from the development, manufacture or sale of Subject Products in the Terminated Territory. Upon reasonable request by the Parent, the Issuer shall produce evidence that such insurance policies are valid, kept up to date and are in full force and effect. The Parent understands and agrees that it is not a breach of this provision if premiums for such insurance are missed due to the lack of funds.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Confidentiality. Any Confidential Information exchanged by the parties hereunder shall be protected under the confidentiality provisions in the Transaction Documents.

Section 9.2 Specific Performance. Any party hereto may enforce specific performance of this Residual License Agreement.

Section 9.3 Notices. All Notices shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent, (d) on the date transmitted by legible telecopier transmission with a confirmation of receipt or (e) in the case of any report that is of a routine nature, on the date sent by first class mail or overnight courier or transmitted by legible telecopier transmission, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient in accordance with Section 12.5 of the Indenture. A copy of each Notice given hereunder to any party hereto shall also be given to the other party hereto. Each party hereto may, by notice given in accordance herewith to the other party hereto, designate any further or different address to which subsequent Notices shall be sent.

Section 9.4 Choice of Law. THIS RESIDUAL LICENSE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.5 Counterparts. This Residual License Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 9.6 Amendment.

(a) The provisions of this Residual License Agreement may from time to time be amended, modified, supplemented, restated or waived by the Parent or the Issuer, if such amendment, modification, supplement, restatement or waiver is in writing and consented to by each of the parties hereto and the Trustee pursuant to Section 9.1 or Section 9.2 of the Indenture, as applicable.

(b) No failure or delay on the part of the Issuer, the Parent or any Person specified in Section 9.9 in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Issuer or the Parent in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Issuer under this Residual License Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Residual License Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto and thereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

Section 9.7 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Residual License Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Residual License Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Residual License Agreement.

Section 9.8 Binding Effect; Assignability; Survival. This Residual License Agreement shall be binding upon and inure to the benefit of the Issuer, the Parent, the Trustee and their respective successors and permitted assigns. Neither the Parent nor the Issuer may assign any of its rights hereunder or any interest herein without the prior written consent of the other party hereto and, in the case of the Parent, so long as the Notes are outstanding, the Trustee pursuant to Section 9.1 or Section 9.2 of the Indenture, as applicable, except as otherwise herein specifically provided; provided, however, that a Change of Control shall not be deemed an assignment for purposes of this Section 9.8. This Residual License Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect during the License Term, subject to Article VII.

Section 9.9 Acknowledgement and Agreement. The Parent expressly acknowledges and agrees that all of the Issuer’s right, title and interest in, to and under this Residual License Agreement shall be pledged and assigned to the Trustee as collateral by the Issuer pursuant to the Indenture, and the Parent consents to such pledge and assignment. Each of the parties hereto acknowledges and agrees that the Trustee, acting on behalf of the Noteholders, is a third party beneficiary of all of the rights of the Issuer arising hereunder and shall be entitled to exercise any rights of the Issuer to give consents hereunder, in each case at the direction of Noteholders holding a majority in Outstanding Principal Balance of the Senior Class of Notes. Each of the parties hereto further acknowledges and agrees that the rights of the Issuer arising hereunder that have been assigned and pledged to the Trustee under the Indenture may be enforced by the Trustee only so long as an Event of Default has occurred and is continuing and the Trustee is exercising remedies under the Indenture, in each case at the direction of Noteholders holding a majority in Outstanding Principal Balance of the Senior Class of Notes. In all other cases, the Issuer shall have the right to give and withhold consents and exercise or refrain from exercising rights and remedies hereunder.

Section 9.10 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, the Parent hereby authorizes the Issuer at any time and from time to time, to the fullest extent permitted by law, to offset any amounts payable by the Issuer to, or for the account of, the Parent against any obligations of the Parent to the Issuer arising in connection with the Transaction Documents (including amounts payable pursuant to Section 8.1) that are then due and payable.

Section 9.11 Costs, Expenses and Taxes. In addition to the obligations of the parties under Article VIII, each party hereto agrees:

(a) to pay to the other party hereto on demand all reasonable costs and expenses incurred by the other party hereto in connection with the enforcement of this Residual License Agreement;

(b) to indemnify the other party hereto on an after-tax basis for any stamp and other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Residual License Agreement, and to indemnify the other party hereto on an after-tax basis in respect of any liabilities with respect to such Taxes and fees; and

(c) to indemnify the other party hereto on an after-tax basis for any U.S. federal, state or local or any foreign income, franchise or other Taxes imposed on income or assets (including any interest, penalties or accountant or counsel fees incurred in connection with such Taxes) asserted against, withheld from or required to be withheld by the Issuer at any time that the Notes are outstanding.

Section 9.12 No Proceedings. The Parent hereby agrees that it will not institute against the Issuer, or join any Person in instituting against the Issuer, any insolvency or similar proceeding (namely, any Voluntary Bankruptcy or Involuntary Bankruptcy) until one year and one day after the date on which the Notes have been paid in full.

Section 9.13 Consent to Jurisdiction.

(a) Any legal action or proceeding with respect to this Residual License Agreement may be brought in the courts of the State of New York located in the Borough of Manhattan, The City of New York or of the United States federal court sitting in the Borough of Manhattan, The City of New York, and, by execution and delivery of this Residual License Agreement, each party hereto consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Residual License Agreement shall affect the right of any party hereto to serve process in any other manner permitted by law. Each party hereto irrevocably waives, to the maximum extent permitted by law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Residual License Agreement or any document related hereto. Each party hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

(b) If, for the purpose of obtaining a judgment or order in any court, it is necessary to convert a sum due hereunder to any Noteholder from U.S. dollars into another currency, each of the Issuer and the Parent has agreed that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Noteholder could purchase U.S. dollars with such other currency in the Borough of Manhattan, The City of New York on the Business Day preceding the day on which final judgment is given.

(c) The obligation of each of the Issuer and the Parent in respect of any sum payable by it to a Noteholder shall, notwithstanding any judgment or order in a Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by such Noteholder of such security of any sum adjudged to be so due in the Judgment Currency, such Noteholder may in accordance with normal banking procedures purchase U.S. dollars with the Judgment Currency. If the amount of U.S. dollars so purchased is less than the sum originally due to such Noteholder in the Judgment Currency (determined in the manner set forth in Section 9.11(b)), each of the Issuer and the Parent agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Noteholder against such loss, and, if the amount of the U.S. dollars so purchased exceeds the sum originally due to such Noteholder, such Noteholder agrees to remit to the Issuer or the Parent, as the case may be, such excess, provided that such Noteholder shall have no obligation to remit any such excess as long as the Issuer or the Parent, as the case may be, shall have failed to pay such Noteholder any obligations due and payable under the Notes of such Noteholder, in which case such excess may be applied to such obligations of the Issuer or the Parent, as the case may be, under such Notes in accordance with the terms thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and the Parent and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

Section 9.14 Limited Recourse. The Parent accepts that the enforceability against the Issuer of any obligations of the Issuer hereunder shall be limited to the assets of the Issuer, whether tangible or intangible, real or personal (including the Collateral) and the proceeds thereof. Once all such assets have been realized upon and such assets (and proceeds thereof) have been applied in accordance with Article III of the Indenture, any outstanding obligations of the Issuer shall be extinguished. The Parent further agrees that it shall take no action against any employee, director, officer or administrator of the Issuer in relation to this Residual License Agreement except in the exercise of its rights to proceed against any employee, director, officer or administrator of the Issuer (a) for intentional and willful fraud or intentional and willful misrepresentations on the part of or by such employee, director, officer or administrator or (b) for the receipt of any distributions or payments to which the Parent or any successor in interest is entitled, other than distributions expressly permitted pursuant to the other Transaction Documents.

Section 9.15 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Residual License Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 9.16 Bankruptcy Matters. All rights and licenses granted under or pursuant to this Residual License Agreement by the Parent or the Issuer are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The parties hereto agree that each party hereto that is a licensee of such rights under this Residual License Agreement shall retain and fully exercise all of its rights and elections under the Bankruptcy Code. The parties hereto further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party hereto under the Bankruptcy Code, the party hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property (and all embodiments thereof) of the other party hereto, and the foregoing, if not already in such party’s possession, shall be promptly delivered to such party (a) upon any commencement of such a bankruptcy proceeding upon such party’s written request therefor, unless such other party hereto (or a trustee on behalf of such other party hereto) elects to continue to perform all of its obligations under this Residual License Agreement or (b) if not delivered under clause (a) above, upon the rejection of this Residual License Agreement by or on behalf of such other party hereto upon written request therefor by such party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Residual License Agreement as of the Execution Date.

AZITHROMYCIN ROYALTY SUB LLC

By:	InSite Vision Incorporated, its Manager

By:
Name:
Title:

INSITE VISION INCORPORATED

By:
Name:
Title:

ANNEX A
RULES OF CONSTRUCTION AND DEFINED TERMS

Unless the context otherwise requires, in this Annex A and the Residual License Agreement to which this Annex A is attached:

(a)
Each capitalized term has the meaning assigned to it herein. Capitalized terms used but not otherwise defined in this Annex A shall have the respective meanings given to such terms in Annex A to the Purchase and Sale Agreement, which terms are hereby incorporated by reference into this Annex A as if set forth fully in this Annex A.

(b)	An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(c)	Unless otherwise defined, all terms used herein or therein that are defined in the UCC shall have the meanings stated in the UCC.

(d)	Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(d)	The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(e)
References to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof and include any Annexes, Exhibits and Schedules attached thereto, and the provisions thereof apply to successive events and transactions.

(f)	References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(g)	References to any Person shall be construed to include such Person’s successors and permitted assigns.

(h)	The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i)
The words “hereof”, “herein”, “hereunder” and similar terms when used in this Annex A shall refer to this Annex A as a whole and not to any particular provision hereof, and Article, Section, Annex, Schedule and Exhibit references herein are references to Articles and Sections of, and Annexes, Schedules and Exhibits to, the Residual License Agreement unless otherwise specified.

(j)	In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

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(k)	References to a class of Notes shall be to the Original Class A Notes, to the Class B Notes or to a class of Refinancing Notes, as applicable.

(l)
References to the Notes include the terms and conditions in the relevant Transaction Document (or other document) applicable to the Notes, and any reference to any amount of money due or payable by reference to the Notes shall include any sum covenanted to be paid by the Issuer under the relevant Transaction Document (or other document) in respect of the Notes.

(m)
References to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security shall be deemed to include, in respect of any jurisdiction other than the State of New York, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security available or appropriate in such jurisdiction as shall most nearly approximate such action, remedy or method of judicial proceeding described or referred to in the relevant Transaction Document (or other document).

(n)
Where any payment is to be made, any funds are to be applied or any calculation is to be made under any Transaction Document (or other document) on a day that is not a Business Day, unless any Transaction Document (or other document) otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the next succeeding Business Day, and payments shall be adjusted accordingly, including interest unless otherwise specified; provided, however, that no interest shall accrue in respect of any payments made on Fixed Rate Notes on that next succeeding Business Day.

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“AzaSite Patent Rights” means the following patents and patent applications, as may be amended under the Counterparty License Agreement and as reverted back to the Parent as of the Termination Date in the Terminated Territory under the terms of the Counterparty License Agreement, subject to any Surviving Rights:

U.S. Patent Nos. 6,239,113; 6,569,443; 7,056,893
U.S. Application Nos. 10/407,425; 10/898,170
Canadian Application Number 2368637

“AzaSite Trademark” means the trademark AzaSite™, as may be amended under the Counterparty License Agreement and as reverted back to the Parent as of the Termination Date in the Terminated Territory under the terms of the Counterparty License Agreement, subject to any Surviving Rights.

“Container Patent Rights” means the following patents and patent applications, as may be amended under the Counterparty License Agreement and as reverted back to the Parent as of the Termination Date in the Terminated Territory under the terms of the Counterparty License Agreement, subject to any Surviving Rights:

Filed 4/3/2006 entitled: CAP; Application No. 29/257,375
Filed 4/3/2006 entitled: DROP DISPENSER; Application No. 29/257,372
Filed 4/3/2006 entitled: DROP DISPENSER FOR THE DELIVERY OF UNIFORM DROPLETS OF VISCOUS LIQUIDS; Application No. 11/397,047
Canadian Patent Application Numbers 117644 (CAP) and 117642 (TIP)

“Counterparty License Agreement” means, collectively, the Inspire License Agreement and the Inspire Trademark License Agreement.

“DuraSite Patent Rights” means the following patents and patent applications, as may be amended under the Counterparty License Agreement and as reverted back to the Parent as of the Termination Date in the Terminated Territory under the terms of the Counterparty License Agreement, subject to any Surviving Rights:

U.S. Patent No. 5,192,535
Canadian Patent No. CA2086120

“DuraSite Trademark” means the trademark DuraSite®, as may be amended under the Counterparty License Agreement and as reverted back to the Parent as of the Termination Date in the Terminated Territory under the terms of the Counterparty License Agreement, subject to any Surviving Rights.

“Execution Date” has the meaning set forth in the preamble to the Residual License Agreement.

“Expiration Date” means the earliest of (a) the date as of which all Secured Obligations to Noteholders are satisfied or (b) the cancellation or termination of the Indenture for any other reason under the terms thereof.

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“Formulation Know-How” means the formulation of polycarbophil, sodium chloride EDTA, disodium and sterile water for irrigation, and any know-how specifically related thereto that was licensed to Inspire under the terms of the Counterparty License Agreement, as such formulation or know-how may be amended under the Counterparty License Agreement and as reverted back to the Parent as of the Termination Date in the Terminated Territory under the terms of the Counterparty License Agreement, subject to any Surviving Rights.

“Interim Period” has the meaning set forth in Section 2.3 of the Residual License Agreement.

“Interim Sublicense” has the meaning set forth in Section 2.3 of the Residual License Agreement.

“Issuer” has the meaning set forth in the preamble to the Residual License Agreement.

“Issuer Royalties” has the meaning set forth in Section 3.1(b) of this Residual License Agreement.

“Issuer Sublicense” has the meaning set forth in Section 2.4 of this Residual License Agreement

“License Effective Date” has the meaning set forth in Section 2.1 of this Residual License Agreement.

“License Royalties” has the meaning set forth in Section 3.1(a) in this Residual License Agreement.

“License Term” means the period starting from the License Effective Date and ending on the Expiration Date. The License Term for the Licensed Patents will end at the earlier of the Expiration Date or the last to expire of any valid claim in the Licensed Patents.

“Licensed Domain Names” means the internet domain name www.AzaSite.com, as may be amended under the Counterparty License Agreement and as reverted back to the Parent as of the Termination Date in the Terminated Territory under the terms of the Counterparty License Agreement, subject to any Surviving Rights.

“Licensed Know-How” means all know-how, regulatory materials or documentation related to any Subject Product that was licensed or provided to Inspire under the terms of the Counterparty License Agreement, as such know-how, regulatory materials or documentation may be amended or supplemented under the Counterparty License Agreement and as reverted back to the Parent as of the Termination Date in the Terminated Territory under the terms of the Counterparty License Agreement, subject to any Surviving Rights.

“Licensed Patents” means, collectively, the DuraSite Patent Rights, the AzaSite Patent Rights and the Container Patent Rights. Licensed Patents will include the Pfizer Patent Rights only if such rights are granted under the terms and conditions of Section 1.2 of the Residual License Agreement.

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“Licensed Trademarks” means the AzaSite Trademark, the Licensed Domain Names and the DuraSite Trademark.

“Parent” has the meaning set forth in the preamble to the Residual License Agreement.

“Parent Sublicense” has the meaning set forth in Section 2.3(b) of this Residual License Agreement.

“Pfizer Patent Rights” means all patent rights licensed to the Parent under the Pfizer License Agreement.

“Purchase and Sale Agreement” means that certain purchase and sale agreement dated as of February 21, 2008 between the Parent and the Issuer.

“Residual License” has the meaning set forth in Section 2.2 of the Residual License Agreement.

“Residual License Agreement” has the meaning set forth in the preamble to the agreement to which this Annex A is attached and made part of.

“Reverted IP” means the Licensed Patents, the Licensed Trademarks and the Licensed Know-How. For the avoidance of doubt, the term “Reverted IP” shall not include any technology or intellectual property right of the Parent not expressly licensed or sublicensed to Inspire (including any reserved rights of the Parent) under the terms and conditions of the Counterparty License Agreement, whether existing prior to or developed or acquired after the effective date of the Counterparty License Agreement.

“Surviving Rights” means any residual or surviving rights of Inspire or its then existing sublicensees (including any affiliates or subcontractors of Inspire) under the terms and conditions of the Counterparty License Agreement after partial or entire termination of the Counterparty License Agreement, including any wind-down rights provided thereunder.

“Terminated Territory” means any portion of the Territory as to which the Counterparty License Agreement has been terminated under the terms thereof.

“Termination Date” means any date on which the Counterparty License Agreement has been terminated in respect of one or more portions of the Territory under the terms thereof.

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